FOR IMMEDIATE RELEASE

Lincoln Financial Group reports THIRD Quarter 2020 Results

AND Announces increase to dividend

_______________________________________

❖	Net income EPS of $2.01 and adjusted operating EPS of $(0.72)
❖	Adjusted operating EPS included $(3.07) from notable items, elevated claims experience from COVID-19, and above targeted alternative investment income
❖	BVPS, including AOCI, of $111.51, up 11%; BVPS, excluding AOCI, of $71.10, up 3%
❖	Resuming buybacks in fourth quarter and increased quarterly common stock dividend to $0.42, up 5%

Radnor, PA, November 4, 2020 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the third quarter of 2020 of $398 million, or $2.01 per diluted share available to common stockholders, compared to net loss in the third quarter of 2019 of $(161) million, or $(0.83) per diluted share available to common stockholders. Third quarter adjusted loss from operations was $(133) million, or $(0.72) per diluted share available to common stockholders, compared to adjusted loss from operations of $(46) million, or $(0.25) per diluted share available to common stockholders, in the third quarter of 2019.

The current quarter’s adjusted operating results included net unfavorable notable items of $552 million, or $2.84 per share, primarily related to the company’s annual review of DAC and reserve assumptions.  The prior-year quarter included net unfavorable notable items of $403 million, or $2.00 per share, related to the company’s annual review of DAC and reserve assumptions.

“Third quarter results were impacted by our annual review process, predominantly from adjustments to our interest rate assumptions, and elevated claims related to the pandemic,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Importantly, excluding these factors, our operating results would have been consistent with our strong track record of financial performance. Our focus on achieving targeted returns on capital has slowed sales momentum and our reprice, shift and add new product strategy positions us to achieve sales growth in 2021. Additionally, we are resuming buybacks in the fourth quarter, and the board approved an increase in our dividend per share, reflecting our strong balance sheet and positive outlook.”

    1  Due to reporting a net loss for the three months ended September 30, 2019 and an adjusted loss from operations for the three months ended September 30, 2019 and September 30, 2020, basic shares were used in the diluted EPS and adjusted diluted EPS calculations for those periods as the use of diluted shares would have resulted in a lower loss per share

The board of directors of Lincoln National Corporation approved raising the quarterly dividend on its common shares to $0.42 per share. The dividend represents an 5% increase over the prior-year level.  The increased dividend on common stock will be payable on February 1, 2021 to shareholders of record at the close of business on January 11, 2021.

	As of or For the		As of or For the
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2020	2019	2020	2019
Net Income (Loss)	$398	$(161)	$356	$454
Net Income (Loss) Available to Common Stockholders	393	(164)	340	454
Net Income (Loss) per Diluted Share Available to Common Stockholders(1)	2.01	(0.83)	1.74	2.24
Revenues	5,361	4,638	13,303	12,913
Adjusted Income (Loss) from Operations	(133)	(46)	519	873
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders	(0.72)	(0.25)	2.57	4.30
Average Diluted Shares	195.4	201.6	195.9	203.1
Return on Equity (ROE), Including Accumulated Other Comprehensive
Income (AOCI) (Net Income)	7.5%	-3.4%	2.5%	3.5%
Adjusted Operating ROE, Excluding AOCI (Income from Operations)	-3.9%	-1.3%	5.1%	8.3%
Book Value per Share, Including AOCI	$111.51	$100.84	$111.51	$100.84
Book Value per Share, Excluding AOCI	71.10	69.33	71.10	69.33

1 Due to reporting a net loss for the three months ended September 30, 2019 and an adjusted loss from operations for the three months ended September 30, 2019 and September 30, 2020, basic shares were used in the diluted EPS and adjusted diluted EPS calculations for those periods as the use of diluted shares would have resulted in a lower loss per share.

Operating Highlights – Third Quarter 2020 vs Third Quarter 2019

•	Average account values of $279 billion, up 7%
•	Sales of variable annuities without guaranteed living benefits of $1.9 billion, up 60%
•	Retirement Plan Services net flows of $362 million, up 33%
•	Life Insurance expense ratio improved 40 basis points
•	Group Protection insurance premiums of $1.1 billion, up 3%

In addition to the net unfavorable notable items of $2.84, this quarter’s adjusted operating EPS results included an estimated unfavorable impact of $0.52 from elevated claims experience related to the pandemic and a favorable impact of $0.29 from alternative investment income above targeted levels.

Third Quarter 2020 – Segment Results

Annuities

Annuities reported income from operations of $196 million compared to $169 million in the prior-year quarter.

Impacts from the company’s annual review of DAC and reserve assumptions were unfavorable in both periods. Not including the impact from the reviews, income from operations increased 13% from the prior-year quarter primarily driven by higher average account values and favorable returns within the company’s alternative investment portfolio.

Total annuity deposits of $2.5 billion were down 27% from the prior-year quarter. Variable annuity sales were up 1% versus the prior-year quarter, as a 60% increase in sales of products without guaranteed living benefits offset a decline in guaranteed living benefit product sales. Fixed annuity sales of $87 million compared to $1 billion in the prior-year period with the change due to product actions taken to reflect lower interest rates.

Net outflows were $283 million in the quarter, as positive net flows from variable annuities were more than offset by net outflows from fixed annuities. Average account values of $144 billion were up 8% over the prior-year quarter.

The current quarter included net unfavorable notable items of $101 million related to the company’s annual review of DAC and reserve assumptions while prior-year results included net unfavorable notable items of $93 million related to the company’s annual review of DAC and reserve assumptions.

Retirement Plan Services

Retirement Plan Services reported income from operations of $50 million, up 14% from the prior-year quarter with the increase primarily driven by favorable returns within the company’s alternative investment portfolio and expense management.

Total deposits for the quarter of $2.4 billion were up 6% from the prior-year quarter driven by a 20% increase in first-year sales and $1.5 billion in recurring deposits, in line with the prior-year quarter.

Net flows totaled $362 million, up 33% from the prior-year quarter. Average account values of $80 billion were up 7% over the prior-year quarter.

The current quarter included net unfavorable notable items of $3 million related to the company’s annual review of DAC and reserve assumptions while prior-year results had no notable items.

Life Insurance

Life Insurance reported a $311 million loss from operations compared to a loss from operations of $245 million in the prior-year quarter. Impacts from the company’s annual review of DAC and reserve assumptions were unfavorable in both periods. Not including the impact of the reviews, income from operations increased from the prior-year quarter as unfavorable mortality related to COVID-19 was more than offset by favorable returns within the company’s alternative investment portfolio.

Total Life Insurance sales of $186 million were down 21% from the prior-year quarter, a result of repricing actions to reflect the lower interest rate environment.

Total Life Insurance in-force of $878 billion grew 10% over the prior-year quarter, and average account values of $55 billion increased 5% over the same period.

The current quarter included net unfavorable notable items of $440 million related to the company’s annual review of DAC and reserve assumptions while prior year results included net unfavorable notable items of $320 million related to the company’s annual review of DAC and reserve assumptions.

Group Protection

Group Protection income from operations was $6 million in the quarter compared to $61 million in the prior-year period.  Not including the impact from the annual review of reserve assumptions, the decline in income from operations was driven by unfavorable life mortality, primarily associated with the pandemic.

The total loss ratio was 83% in the current quarter compared to 74% in the prior-year quarter driven primarily by unfavorable life mortality.

Group Protection sales were $49 million compared to $242 million in the prior-year quarter with the decrease partially driven by timing of sales. Employee-paid sales represented 59% of total sales. Insurance premiums of $1.1 billion were up 3%.

The current quarter included net unfavorable notable items of $3 million related to the company’s annual review of reserve assumptions while prior-year results included net favorable notable items of $10 million related to the company’s annual review of reserve assumptions.

Other Operations

Other Operations reported a loss from operations of $74 million versus a loss of $75 million in the prior-year quarter.

The current quarter included net unfavorable notable items of $5 million related to elevated expenses while prior-year results had no notable items.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses and impacts to net income (after-tax) in the quarter were primarily driven by:

•	A $464 million gain associated with variable annuity GLB non-performance risk.
•	A $58 million non-operating gain related to the company’s annual review of DAC and reserve assumptions.
•	A $50 million gain associated with release of reserves for current expected credit losses.

Unrealized Gains and Losses

The company reported a net unrealized gain of $16.4 billion, pre-tax, on its available-for-sale securities at September 30, 2020. This compares to a net unrealized gain of $11.5 billion, pre-tax, at September 30, 2019, with the year-over-year increase primarily driven by lower treasury rates.

Share Count

The quarter’s average diluted share count of 195.4 million was down 3% from the third quarter of 2019, the result of repurchasing 5.5 million shares of stock since September 30, 2019. No shares were repurchased in the quarter.

Book Value

As of September 30, 2020, book value per share, including AOCI, increased 11% from the prior-year period to $111.51. Book value per share, excluding AOCI, increased 3% from the prior-year period to $71.10.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income from operations, adjusted operating ROE and BVPS, excluding AOCI, to net income, ROE and BVPS, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s third quarter 2020 statistical supplement and earnings and investment portfolio supplement available on its website, http://www.lfg.com/investor.

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, November 5, 2020. The conference call will be broadcast live through the company website at www.lfg.com/webcast. Please log on at least fifteen minutes prior to the call to register and download any necessary streaming media software. To participate via phone: (866) 394-4575 (U.S./Canada) or (678) 509-7536 (International). Ask for the Lincoln National Conference Call.

A replay of the call will be available by 1:00 p.m. Eastern Time on November 5, 2020 at www.lfg.com/webcast. Audio replay will be available from 1:00 p.m. Eastern Time on November 5, 2020 through 12:00 p.m. Eastern Time on November 12, 2020. To access the re-broadcast, dial: (855) 859-2056 (Domestic) or (404) 537-3406 (International). Enter conference code: 5687777.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help people take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, and guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $281 billion in end-of-period account values as of September 30, 2020. Lincoln Financial Group is a committed corporate citizen included on major sustainability indices including the Dow Jones Sustainability Index North America and FTSE4Good. Dedicated to diversity and inclusion, we earned perfect 100 percent scores on the Corporate Equality Index and the Disability Equality Index, and rank among Forbes’ World’s Best Employers, Best Large Employers, Best Employers for Diversity, and Best Employers for Women, and Newsweek’s Most Responsible Companies. Learn more at: www.LincolnFinancial.com.  Follow us on Facebook,  Twitter,  LinkedIn, and Instagram.  Sign up for email alerts at http://newsroom.lfg.com.

Contacts:Chris Giovanni Scott Sloat

(484) 583-1793(484) 583-1625

Investor Relations Media Relations

InvestorRelations@LFG.com scott.sloat@LFG.com

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income from operations (adjusted operating income), adjusted operating return on equity, adjusted operating revenues, and adjusted operating EPS better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (“AOCI”) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized adjusted income (loss) from operations are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted operating revenues and adjusted operating return on equity (“ROE”), as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), revenues and ROE, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•	Realized gains and losses associated with the following (“excluded realized gain (loss)”):
o	Sales or disposals and impairments of financial assets;
o	Changes in the fair value of equity securities;
o	Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities (“gain (loss) on the mark-to-market on certain instruments”);
o	Changes in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities;
o	Changes in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders reflected within variable annuity net derivative results accounted for at fair value;
o	Changes in the fair value of the derivatives we own to hedge our GLB riders reflected within variable annuity net derivative results; and
o

Changes in the fair value of the embedded derivative liabilities related to index options we may purchase or sell in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value (“indexed annuity forward-starting options”);

•	Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders (“benefit ratio unlocking”);
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Gains (losses) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations;
•	Acquisition and integration costs related to mergers and acquisitions; and
•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes including the net impact from the Tax Cuts and Jobs Act.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Revenue adjustments from the initial adoption of new accounting standards;
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Operating Return on Equity

Adjusted operating return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").
•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Adjusted income (loss) from operations, excluding notable items, is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity, excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	Annuities and Retirement Plan Services – deposits from new and existing customers;
•	MoneyGuard® – 15% of total expected premium deposits;
•	Universal life (“UL”), indexed universal life (“IUL”), variable universal life (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•	Executive Benefits – single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received;
•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Total Revenues	$5,361	$4,638	$13,303	$12,913
Less:
Excluded realized gain (loss)	572	(61)	(198)	(623)
Amortization of DFEL on benefit ratio unlocking	1	1	(6)	3
Total Adjusted Operating Revenues	$4,788	$4,700	$13,507	$13,533

Net Income (Loss) Available to Common
Stockholders – Diluted	$393	$(164)	$340	$454
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(5)	(3)	(16)	-
Net Income (Loss)	398	(161)	356	454
Less:
Excluded realized gain (loss), after-tax	452	(49)	(156)	(492)
Benefit ratio unlocking, after-tax	83	(2)	17	186
Acquisition and integration costs related to mergers
and acquisitions, after-tax	(4)	(31)	(12)	(80)
Gain (loss) on early extinguishment of debt, after-tax	-	(33)	(12)	(33)
Total adjustments	531	(115)	(163)	(420)
Adjusted Income (Loss) from Operations	$(133)	$(46)	$519	$873

Earnings (Loss) Per Common Share – Diluted
Net income (loss)(2)	$2.01	$(0.83)	$1.74	$2.24
Adjusted income (loss) from operations	(0.72)	(0.25)	2.57	4.30

Average Stockholders' Equity
Average equity, including average AOCI	$21,140	$19,227	$19,309	$17,349
Average AOCI	7,566	5,292	5,689	3,372
Average equity, excluding AOCI	13,574	13,935	13,620	13,977
Average goodwill	1,778	1,778	1,778	1,779
Average equity, excluding AOCI and goodwill	$11,796	$12,157	$11,842	$12,198

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	7.5%	-3.4%	2.5%	3.5%

Adjusted Operating Return on Equity, Excluding AOCI
Adjusted income (loss) from operations with average equity
including goodwill	-3.9%	-1.3%	5.1%	8.3%
Adjusted income (loss) from operations with average equity
excluding goodwill	-4.5%	-1.5%	5.8%	9.5%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2) Due to reporting a net loss for the three months ended September 30, 2019 and an adjusted loss from operations for the three months ended September 30, 2019 and September 30, 2020, basic shares were used in the diluted EPS and adjusted diluted EPS calculations for those periods as the us of diluted shares would have resulted in a lower loss per share.

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of September 30,
	2020	2019
Book value per share, including AOCI	$111.51	$100.84
Per share impact of AOCI	40.41	31.51
Book value per share, excluding AOCI	71.10	69.33

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Quarter Ended
	September 30,
	2020	2019

Revenues	$5,361	$4,638

Net Income (Loss)	$398	$(161)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(5)	(3)
Net Income (Loss) Available to Common
Stockholders – Diluted	$393	$(164)

Earnings (Loss) per Common Share – Basic	$2.06	$(0.81)
Earnings (Loss) per Common Share – Diluted (2)	2.01	(0.83)

Average Shares – Basic	193,250,727	199,200,811
Average Shares – Diluted	195,356,425	201,561,178

	For the
	Nine Months Ended
	September 30,
	2020	2019

Revenues	$13,303	$12,913

Net Income (Loss)	$356	$454
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(16)	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$340	$454

Earnings (Loss) per Common Share – Basic	$1.84	$2.25
Earnings (Loss) per Common Share – Diluted (2)	1.74	2.24

Average Shares – Basic	193,849,829	201,644,591
Average Shares – Diluted	195,940,941	203,135,457

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.
(2) Due to reporting a net loss for the three months ended September 30, 2019, basic shares were used in the diluted EPS calculation for these periods as the use of diluted shares would have resulted in a lower loss per share.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: "anticipate," "believe," "estimate," "expect," "project," "shall," "will," and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•

The continuation of the COVID-19 pandemic, or future outbreaks of COVID-19, and uncertainty surrounding the length and severity of future impacts on the global economy and on our business, results of operations and financial condition;

•	Further deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees; the impact of U.S. federal tax reform legislation on our business, earnings and capital; and the impact of any “best interest” standards of care adopted by the Securities and Exchange Commission (“SEC”) or other regulations adopted by federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker dealers;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Further declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us, the economy and the financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries' products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; an acceleration of the net amortization of deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI") and deferred front-end loads ("DFEL"); and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in accounting principles that may affect our financial statements;
•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk requiring that we realize losses on financial assets;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems, or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•

The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including the successful implementation of integration strategies or the achievement of anticipated synergies and operational efficiencies related to an acquisition;

•	The adequacy and collectability of reinsurance that we have purchased;
•

The continuation of the COVID-19 pandemic, or future outbreaks of COVID-19 or other pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;

•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries' businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K and our Form 10-Q for the quarter ended March 31, 2020, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.